Exhibit 21

GLOBAL PARI-MUTUEL SERVICES, INC.
LIST OF SUBSIDIARIES

BERMASE LLC, a Delaware limited liability company

Global Pari-Mutuel Services (Guernsey) Limited

Royal Turf Club, Inc., a Nevada corporation

Royal Turf Club Limited, a public company registered under the laws of Antigua

Royal Turf Club Limited, a St. Kitts and Nevis entity